Exhibit 99.1

News Release

For Immediate Release

Jackson Hewitt Continued Listing Plan Accepted by NYSE

PARSIPPANY, NJ – September 23, 2010 – Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”) (NYSE: JTX) today announced that New York Stock Exchange Regulation, Inc. (“NYSE Regulation”) has accepted Jackson Hewitt’s plan for continued listing in connection with the New York Stock Exchange, Inc.’s (“NYSE”) minimum equity market capitalization listing standard. As a result, Jackson Hewitt’s common stock will continue to be listed on the NYSE, subject to quarterly reviews by the NYSE to monitor progress against the plan, the rights of the NYSE to take an accelerated action under certain circumstances, and subject to Jackson Hewitt’s compliance with the NYSE’s other continued listing standards.

Jackson Hewitt had previously been notified by NYSE Regulation that it had fallen below the NYSE continued listing standard requiring a minimum equity market capitalization of not less than $50 million over a consecutive 30 trading-day period. With the acceptance of the plan, Jackson Hewitt has been granted 18 months in which to comply with the minimum equity market capitalization standard.

Separately, NYSE Regulation had previously notified Jackson Hewitt that it had also fallen below the NYSE’s continued listing standard requiring that the average closing price of Jackson Hewitt’s common stock be at least $1.00 per share over a consecutive 30 trading-day period. Jackson Hewitt has acknowledged receipt of this below compliance notification and informed NYSE Regulation that it intends to cure this deficiency.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with more than 6,400 franchised and company-owned offices throughout the United States in the 2010 tax season, is an industry leader providing full service individual federal and state income tax return preparation. Most offices are independently owned and operated. Jackson Hewitt also offers Jackson Hewitt® Online, an online tax preparation product available at www.jacksonhewittonline.com. Jackson Hewitt is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service® office nearest to you, call 1-800-234-1040.

Investor Relations:	Media Relations:
David G. Weselcouch	Michael J. LaCosta
Vice President, Treasury and Investor Relations	Director of Public Relations
973-630-0821	973-630-0680

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